4      MiniStor Lic. Agmt. 2/15/94
                         LICENSE AGREEMENT



   THIS AGREEMENT ("Agreement"), dated February 23 , 1994 ("Effective Date"), is entered into by Maxtor Corporation (as defined below, "Maxtor"), a Delaware corporation, having its principal place of business at 211 River Oaks Parkway, San Jose, California 95134, and MiniStor Peripherals Corporation, a California corporation (as defined below, "MiniStor"), having its principal place of business at 2801 Orchard Parkway, San Jose, California 95134.

                             RECITAL

   MiniStor desires to acquire a license from Maxtor to use certain Maxtor patents and the subject matter of certain Maxtor patent applications in the manufacture of "Licensed Products" as defined in Section 1.1 of this Agreement. Maxtor desires to grant such a license to MiniStor in exchange for certain valuable consideration as recited herein.

   Maxtor desires to acquire a license from MiniStor to use certain MiniStor patents to be issued in the future and the subject matter of certain MiniStor patent applications in the manufacture of "Licensed Products" as defined in Section 1.1 of this Agreement. MiniStor desires to grant such a license to Maxtor in exchange for certain valuable consideration as recited herein.

   NOW, THEREFORE, the parties hereto agree as follows:

1.   Definitions

    1.1 "Licensed Products" shall mean rotating computer data storage memory devices primarily designed to record and/or read digital information on or from a rotating disk, components and controllers thereof and processes for the manufacture or assembly thereof.

    1.2 "Licensed Patents" shall mean any utility patents, utility models, and design patents, applicable to the manufacture or use of Licensed Products, wherever filed or issued which the parties hereto now own or have or may hereafter during the term of this Agreement own or have and under which and to the extent to which the parties hereto have the right to grant licenses of the scope granted herein without the payment of royalties to or other consideration to third parties, except for payments to third parties for inventions made by such third parties while employed by the parties hereto.

    1.3 "Subsidiary" shall mean a business entity which is at least fifty percent (50%) owned, directly or indirectly, by either Maxtor or MiniStor. Any right extended to a Subsidiary shall remain in force only during the time that the business entity is at least fifty percent (50%) owned, directly or indirectly, by its parent.

    1.4   "MiniStor" shall mean MiniStor Peripherals
International, Limited, a Bermuda Corporation, MiniStor
Peripherals Singapore PTE, Ltd., a Singapore Corporation,
MiniStor Peripherals Corporation, a California Corporation and/or the subsidiaries of any or all of them.

    1.5 "Maxtor" shall mean Maxtor Corporation and/or its Subsidiaries.

2.   Release/Licenses

    2.1 Maxtor hereby releases MiniStor from all claims of infringement for the manufacture, use or sale of Licensed
Products accruing prior to the Effective Date of this Agreement and based on the Licensed Patents.

    2.2 Maxtor hereby grants to MiniStor and MiniStor hereby grants to Maxtor during the term of this Agreement, a non-exclusive, non-transferable, royalty-free license under the Licensed Patents to make, have made, have developed, use or sell Licensed Products, including the right to have assembled and tested such Licensed Products. No right is granted to MiniStor or to Maxtor to sub-license its rights hereunder. The license granted in this Section 2.2 shall extend only to Licensed Products that are sold solely under respectively the MiniStor and Maxtor trade names. This section is not intended to preclude or limit O.E.M. sales by the parties hereto.

    2.3 MiniStor hereby represents that it does not currently own any patents which would be subject to the license granted hereunder.

    2.4 Notwithstanding anything in this Agreement to the contrary, no release or license is granted by Maxtor or MiniStor hereunder either directly, by implication, estoppel or otherwise, under any patent, copyright, trade secret or maskwork except as expressly provided herein. In particular, no license or immunity is granted to make, use or sell any products other than Licensed Products.

    2.5 MiniStor hereby releases Maxtor from all claims of infringement for the manufacture, use or sale of products or processes or the manufacture for Maxtor of products covered by any patents presently owned by MiniStor occurring prior to the Effective Date of this Agreement.

    2.6 Nothing contained in this Agreement shall be construed as:

      (a) a warranty or representation by Maxtor or MiniStor as to the validity or scope of any patent; or

      (b) a warranty or representation by Maxtor or MiniStor that any manufacture, sale, lease, use or other disposition of any Licensed Product would be free from infringement of patents other than those under which and to the extent to which licenses are granted by Maxtor or MiniStor hereunder; or

      (c) an agreement by Maxtor or MiniStor to bring or.prosecute actions or law suits against third parties for infringement or conferring any right to bring or prosecute actions or law suits against third parties for infringement; or

      (d) conferring any license or right to use in advertising, publicity or otherwise any trademark, trade or brand name or names, or corporate name of Maxtor or MiniStor;

      (e) an obligation by Maxtor or MiniStor to furnish any technical information or know-how or further information regarding the pending patent applications of either party hereto.

3.   Payments

    The releases and licenses granted in Section 2 shall be royalty-free and no payment shall be required by either party to the other in consideration of the rights granted herein.

4.   Assignment

    4.1 Neither party hereto may assign this Agreement or any interest or rights granted hereunder to any third party, except to a successor, without the prior written consent of the other party hereto (which consent may be withheld at the non-assigning party's sole discretion for any reason whatsoever) and any such purported assignment without such consent shall be null and void. As used herein, the term "successor" shall mean a person or entity or any affiliate of such person or entity (a) which acquires more than 90% of the business (i.e., assets used for operating purposes) or stock of the assigning party; and (b) whose revenues derived from selling disk drives in the twelve full calendar months prior to the acquisition do not exceed the assigning party's revenues from Licensed Products for the same period, with such revenues of each party determined on an aggregate basis together with its affiliates and by generally accepted accounting principles consistently applied. For purposes of this Section, "affiliate" shall include, with respect to a proposed assignee, any entity controlled by, controlling or under common control with such party, now or in the future. For purposes of this definition, "control" shall mean having a right to 50% of the entity's profits or ownership of at least 50% of the voting rights in the entity.

    4.2 Neither party may assign or transfer to a third party ownership of a patent (including utility models and design patents) licensed under this Agreement, or an application therefore except to a third party that provides a written acknowledgment to the non-assigning/transferring party that the non-assigning/transferring party's license to such patent or application shall continue in effect during the term of this Agreement. Any purported assignment of such a patent or application that does not comply with this Section 4.2 shall be null and void.

5.   Term and Termination

    5.1 The provisions of this Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless and until terminated upon ninety (90) days prior written notice by one of the parties hereto. Notwithstanding the foregoing, neither party hereto shall give notice to terminate this Agreement prior to three (3) years after the Effective Date.

    5.2   Upon termination or expiration of this Agreement under
Section 5.1 above, the licensed rights granted under this Agreement with respect to patents issued prior to the termination of this Agreement and patents issued after the termination date if the patent applications therefor were filed before the effective date of termination, shall survive such termination. Except as specifically set forth in the immediately preceding sentence, all rights and licenses granted hereunder shall terminate and each party hereto shall have all legal and equitable rights for any claims of patent infringement along with all other remedies or claims.

6.   Miscellaneous Provisions

    6.1 This Agreement will be governed by and construed in accordance with the laws of the State of California and the Federal laws of the United States of America. Maxtor and MiniStor specifically agree that legal jurisdiction for enforcement of this Agreement shall properly lie in the State of California and Maxtor and MiniStor agree that service of legal process may properly be accomplished by service upon the respective designated agents for service of process of the respective parties hereto.

    6.2 All notices required to be sent by either party under this Agreement shall be sent either by prepaid certified or registered U.S. mail, return receipt requested, or by prepaid Federal Express Next Business Day Delivery to the addresses set forth below or such other address as may subsequently be designated in writing by the parties hereto.

Maxtor:

Maxtor Corporation               MiniStor Peripherals Corporation
211 River Oaks Parkway           2801 Orchard Parkway
San Jose, California 95134       San Jose, California 95134
Attention:   General Counsel     Attention:   President
Facsimile:   408/432-4169        Facsimile:   408/434-0784

    6.3 This Agreement constitutes the full and complete understanding and agreement between the parties hereto and supersedes all prior understandings and agreements relating to the subject matter hereof. No modifications, alterations or amendments shall be effective unless in writing and signed by both parties to this Agreement. No waiver of a breach in a particular situation shall be held to be a waiver of any other or subsequent breach.

    6.4 Both parties hereto agree that the terms of this Agreement will not be published or disclosed to any third party without the other party's written permission except as required by law or as may be required for reasonable auditing purposes or Securities and Exchange Commission disclosure.

    6.5 Notwithstanding any of the foregoing, Maxtor warrants that it has acquired certain patents formerly owned by Miniscribe
Corporation of Longmont, Colorado, and is licensing hereby such patents acquired from MiniScribe to MiniStor.

    6.6 If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, expert witness fees, costs of suit and expenses in addition to any other relief to which such prevailing party may be entitled.

AGREED TO:

Maxtor:                         MiniStor:

Maxtor Corporation              MiniStor Peripherals Corporation


By:     /s/  L. R. Hootnick     By:     /s/  J. Miller
        --------------------           ---------------

Name:   Laurence R. Hootnick    Name:  James N. Miller
        --------------------           ---------------

Title:  President &             Title:  President
       Chief Exec. Officer
       ---------------------           ---------------

Date:    2/23/94                Date:    3-9-94
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